Exhibit 99.1

Navistar International Corporation 2701 Navistar Dr. Lisle, IL 60532 USA P: 331-332-5000 W: navistar.com

Media contact:	Steve Schrier, 331-332-2264
Investor contact:	Heather Kos, 331-332-2406
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS SECOND QUARTER RESULTS

•	Navistar reports net loss of $297 million on revenues of $2.7 billion

•	Results include $151 million in asset impairment charges, primarily related to Brazil operations

•	EBITDA exceeds guidance, excluding one-time items and pre-existing warranty expense

•	Orders and retail market share for medium- and heavy-duty up sequentially and year-over-year

•	Company reduces structural costs by $92 million

•	Ends quarter with $1.06 billion in manufacturing cash, in line with guidance

•	Finishes quarter with 82 percent increase in order backlog year-over-year

LISLE, Ill. (June 5, 2014) – Navistar International Corporation (NYSE: NAV) today announced a second quarter 2014 net loss of $297 million, or $3.65 per diluted share, compared to a second quarter 2013 net loss of $374 million, or $4.65 per diluted share. Revenues in the quarter were $2.7 billion, up from $2.5 billion in the second quarter of 2013. Second quarter 2014 results include $151 million in intangible asset impairment charges and a $29 million tax valuation allowance, both primarily related to declines in actual and forecasted results for the company’s operations in Brazil.

“We continue to make progress with our ‘Drive to Deliver’ and we have seen a number of encouraging signs this quarter, including improvements in our market share and strong order backlog, positive trends in our warranty expense and spend, and higher than expected structural cost reductions,” said Troy A. Clarke, Navistar president and chief executive officer. “This is the third consecutive quarter where we’ve met or exceeded our EBITDA guidance and we have now met or exceeded our cash guidance for seven straight quarters.”

Second quarter 2014 EBITDA was a loss of $119 million, which included the $151 million intangible asset impairment charge, $42 million in pre-existing warranty adjustments and $8 million in restructuring charges. As a result, adjusted EBITDA was $82 million, which exceeded the company’s second quarter guidance of between $25 million to $75 million, excluding pre-existing warranty and one-time items. Navistar finished the second quarter 2014 with $1.06 billion in manufacturing cash, cash equivalents and marketable securities, in line with its cash guidance range of $1.0 billion to $1.1 billion.

“We still have much work to do in our core North America operations as well as in Brazil, where we are taking actions to lower our breakeven point to offset the ongoing economic challenges in that country,” Clarke added. “Overall, we feel good about our steady gains and positive momentum.”

Second quarter highlights include sequential and year-over-year improvements both in orders and retail market share for medium- and heavy-duty trucks. The company’s medium-duty Class 6/7 retail market share was 26.4 percent for the quarter, up from 17.3 percent in the first quarter of 2014 and 25.8 percent in the second quarter of 2013. Combined Class 8 retail market share was 14.9 percent for the quarter, up from 13.9 percent in the first quarter of 2014 and 14.5 percent in the second quarter of 2013. Navistar’s combined Class 6-8 truck and bus retail market share for the second quarter was 18.5 percent, and the company ended the period with an order backlog 82 percent higher than this time one year ago.

Navistar reduced its year-over-year structural costs in the quarter by an additional $92 million, including $75 million in savings from selling, general, and administrative (SG&A) expense and $17 million in reduced engineering costs. Last month, the company initiated additional restructuring activities in North America, which will be completed by the end of this fiscal year and are expected to generate $40 million in SG&A savings annually starting in 2015.

Earlier in the quarter, Navistar announced its plans to consolidate mid-range engine manufacturing by idling its Huntsville, Ala. mid-range engine plant and moving production to Melrose Park, Ill. Those plans remain on track and once completed later this summer, are expected to reduce Navistar’s operating costs by more than $22 million annually.

The company also announced during the second quarter its plans to add selective catalytic reduction (SCR) emissions technology to the company’s proprietary 9- and 10-liter, high horsepower inline six-cylinder (I-6) engines. That launch is on track and progressing well, with first customer deliveries slated for later this summer. Test units have been running for the past several months and initial results indicate an 8-12 percent improvement in fuel economy, depending on the application.

Navistar’s warranty spend improved in the second quarter, down $23 million—or 13 percent—year-over-year. This improvement was driven by lower costs per repair, fewer EGR engines in the warranty period and ongoing quality improvements for its EGR engines as well as new product launches with SCR engines.

Also during the quarter, the company completed the sale of $411 million of new convertible notes due in April 2019. The net proceeds from the issuance were used to repurchase the majority of the convertible notes that come due in October 2014. The company anticipates repaying the $166 million balance with cash on hand. As a result, the company will have no major debt maturities come due until 2017.

The company provided the following guidance updates:

•	Raised Class 8 industry forecast for FY2014 (U.S./Canada) to 225,000-235,000.

•	Increased FY2014 structural cost savings goal to $250 million, versus its previous goal of $175 million.

•	Projects Q3 EBITDA between $75 million—$125 million, excluding pre-existing warranty and one-time items.

•	Projects between $950 million and $1.05 billion in manufacturing cash, cash equivalents and marketable securities at the end of Q3.

“We saw our market share bounce back strongly in the second quarter and we look to build on this in the second half of our fiscal year,” Clarke said. “We also expect our financial performance will continue to build quarter-over-quarter, with third quarter results better than second quarter, and our fourth quarter performance better than the third quarter. We are progressing and building momentum.”

Summary of Financial Results:

	Second Quarter		First Half
(in millions, except per share data)	2014	2013	2014	2013
Sales and revenues, net	$2,746	$2,526	$4,954	$5,163
Segment Results:
North America Truck	$(134)	$(303)	$(341)	$(404)
North America Parts	126	114	230	231
Global Operations	(150)	32	(183)	22
Financial Services	24	19	47	41
Loss from continuing operations, net of tax(A)	$(298)	$(353)	$(547)	$(467)
Net loss(A)	(297)	(374)	(545)	(497)
Diluted loss per share from continuing operations(A)	$(3.66)	$(4.39)	$(6.73)	$(5.82)
Diluted loss per share(A)	(3.65)	(4.65)	(6.70)	(6.19)

(A)	Amounts attributable to Navistar International Corporation.

North America Truck — For the second quarter 2014, the North America truck segment recorded a loss of $134 million, compared with a year-ago second quarter loss of $303 million. The year-over-year improvement was primarily driven by lower charges for adjustments related to pre-existing warranties and increased structural cost savings. Chargeouts for traditional markets were up 25 percent, reflecting a 49 percent increase of Class 8 heavy-duty trucks and a 20 percent increase in Class 6/7 medium-duty trucks.

North America Parts — For the second quarter 2014, the North America parts segment recorded a profit of $126 million, compared to a year-ago second quarter profit of $114 million. Parts revenues in the quarter declined by 2 percent due to lower military sales, which were partially offset by higher commercial parts sales. However, profit improved by 11 percent year-over-year driven by lower SG&A expenses resulting from the company’s ongoing cost-reduction initiatives and the stronger performance in commercial markets.

Global Operations — For the second quarter 2014, global operations recorded a loss of $150 million compared to a year-ago second quarter profit of $32 million. The year-over-year decline was primarily driven by asset impairment charges related to declines in actual and forecasted results for the company’s operations in Brazil. Also, second quarter 2013 results included a $28 million gain from the sale of the company’s interest in the Mahindra joint ventures.

Financial Services — For the second quarter 2014, the financial services segment recorded a profit of $24 million compared to second quarter 2013 profit of $19 million. The year-over-year increase was due primarily to lower structural costs resulting from the company’s ongoing cost-reduction initiatives and intercompany loans.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International® brand commercial and military trucks, MaxxForce® brand diesel engines, and IC Bus™ brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. The International® ProStar® with Cummins ISX15 and International® TerraStar® 4x4 were named 2014 heavy-duty and medium-duty commercial truck of the year, respectively, by the American Truck Dealers (ATD) association. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2013. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
(in millions, except per share data)	2014	2013	2014	2013
Sales and revenues
Sales of manufactured products, net	2,708	2,487	4,877	5,085
Finance revenues	38	39	77	78

Sales and revenues, net	2,746	2,526	4,954	5,163

Costs and expenses
Costs of products sold	2,468	2,363	4,482	4,649
Restructuring charges	8	$6	$11	$8
Asset impairment charges	151	—	169	—
Selling, general and administrative expenses	237	312	476	597
Engineering and product development costs	83	100	173	211
Interest expense	74	90	156	164
Other expense (income), net	(8)	(19)	6	(57)

Total costs and expenses	3,013	2,852	5,473	5,572
Equity in income of non-consolidated affiliates	3	4	3	3

Loss from continuing operations before income taxes	(264)	(322)	(516)	(406)
Income tax expense	(23)	(22)	(11)	(37)

Loss from continuing operations	(287)	(344)	(527)	(443)
Income (loss) from discontinued operations, net of tax	1	(21)	2	(30)

Net loss	(286)	(365)	(525)	(473)
Less: Net income attributable to non-controlling interests	11	9	20	24

Net loss attributable to Navistar International Corporation	$(297)	$(374)	$(545)	$(497)

Amounts attributable to Navistar International Corporation common shareholders:
Loss from continuing operations, net of tax	$(298)	$(353)	$(547)	$(467)
Income (loss) from discontinued operations, net of tax	1	(21)	2	(30)

Net loss	$(297)	$(374)	$(545)	$(497)

Earnings (loss) per share:
Basic:
Continuing operations	$(3.66)	$(4.39)	$(6.73)	$(5.82)
Discontinued operations	0.01	(0.26)	0.03	(0.37)

	$(3.65)	$(4.65)	$(6.70)	$(6.19)

Diluted:
Continuing operations	$(3.66)	$(4.39)	$(6.73)	$(5.82)
Discontinued operations	0.01	(0.26)	0.03	(0.37)

	$(3.65)	$(4.65)	$(6.70)	$(6.19)

Weighted average shares outstanding:
Basic	81.4	80.4	81.3	80.3
Diluted	81.4	80.4	81.3	80.3

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

	April 30,	October 31,
(in millions, except per share data)	2014	2013
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$594	$755
Marketable securities	534	830
Trade and other receivables, net	630	737
Finance receivables, net	1,713	1,597
Inventories	1,384	1,210
Deferred taxes, net	39	72
Other current assets	228	258

Total current assets	5,122	5,459
Restricted cash	112	91
Trade and other receivables, net	28	29
Finance receivables, net	311	338
Investments in non-consolidated affiliates	69	77
Property and equipment (net of accumulated depreciation and amortization of $2,494 and $2,440, respectively)	1,693	1,741
Goodwill	38	184
Intangible assets (net of accumulated amortization of $102 and $97, respectively)	104	138
Deferred taxes, net	153	159
Other noncurrent assets	97	99

Total assets	$7,727	$8,315

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$956	$1,163
Accounts payable	1,569	1,502
Other current liabilities	1,527	1,596

Total current liabilities	4,052	4,261
Long-term debt	4,144	3,922
Postretirement benefits liabilities	2,496	2,564
Deferred taxes, net	14	33
Other noncurrent liabilities	1,093	1,136

Total liabilities	11,799	11,916
Redeemable equity securities	2	4
Stockholders’ deficit
Series D convertible junior preference stock	3	3
Common stock (86.8 shares issued, $0.10 par value per share and 220 shares authorized, all at both dates)	9	9
Additional paid-in capital	2,502	2,477
Accumulated deficit	(4,608)	(4,063)
Accumulated other comprehensive loss	(1,788)	(1,824)
Common stock held in treasury, at cost (5.5 and 6.3 shares, respectively)	(226)	(251)

Total stockholders’ deficit attributable to Navistar International Corporation	(4,108)	(3,649)
Stockholders’ equity attributable to non-controlling interests	34	44

Total stockholders’ deficit	(4,074)	(3,605)

Total liabilities and stockholders’ deficit	$7,727	$8,315

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended April 30,
(in millions)	2014	2013
Cash flows from operating activities
Net loss	(525)	(473)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	122	164
Depreciation of equipment leased to others	63	78
Deferred taxes, including change in valuation allowance	(2)	20
Asset impairment charges	169	8
Gain on sales of investments and businesses, net	—	(13)
Amortization of debt issuance costs and discount	27	31
Stock-based compensation	12	14
Provision for doubtful accounts, net of recoveries	9	13
Equity in income of non-consolidated affiliates, net of dividends	7	8
Write-off of debt issuance cost and discount	1	6
Other non-cash operating activities	(15)	(54)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(194)	155

Net cash used in operating activities	(326)	(43)

Cash flows from investing activities
Purchases of marketable securities	(788)	(759)
Sales of marketable securities	902	358
Maturities of marketable securities	182	134
Net change in restricted cash and cash equivalents	(21)	44
Capital expenditures	(50)	(107)
Purchases of equipment leased to others	(108)	(295)
Proceeds from sales of property and equipment	20	19
Proceeds from sales of affiliates	5	30

Net cash provided by (used in) investing activities	142	(576)

Cash flows from financing activities
Proceeds from issuance of securitized debt	152	200
Principal payments on securitized debt	(81)	(402)
Proceeds from issuance of non-securitized debt	473	339
Principal payments on non-securitized debt	(509)	(374)
Net increase in notes and debt outstanding under revolving credit facilities	3	80
Principal payments under financing arrangements and capital lease obligations	(14)	(51)
Debt issuance costs	(13)	(14)
Proceeds from financed lease obligations	34	263
Issuance of common stock	—	14
Proceeds from exercise of stock options	18	8
Dividends paid by subsidiaries to non-controlling interest	(30)	(25)
Other financing activities	—	4

Net cash provided by financing activities	33	42

Effect of exchange rate changes on cash and cash equivalents	(10)	(5)

Decrease in cash and cash equivalents	(161)	(582)
Cash and cash equivalents at beginning of the period	755	1,087

Cash and cash equivalents at end of the period	$594	$505

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation excluding income tax benefit (expense). The following tables present selected financial information for our reporting segments:

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended April 30, 2014
External sales and revenues, net	$1,680	$611	$417	$38	$—	$2,746
Intersegment sales and revenues	129	12	6	19	(166)	—

Total sales and revenues, net	$1,809	$623	$423	$57	$(166)	$2,746

Income (loss) from continuing operations attributable to NIC, net of tax	$(134)	$126	$(150)	$24	$(164)	$(298)
Income tax expense	—	—	—	—	(23)	(23)

Segment profit (loss)	$(134)	$126	$(150)	$24	$(141)	$(275)

Depreciation and amortization	$69	$4	$8	$11	$7	$99
Interest expense	—	—	—	17	57	74
Equity in income of non-consolidated affiliates	1	1	1	—	—	3
Capital expenditures(B)	26	1	1	—	1	29

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended April 30, 2013
External sales and revenues, net	$1,395	$621	$471	$39	$—	$2,526
Intersegment sales and revenues	120	14	22	19	(175)	—

Total sales and revenues, net	$1,515	$635	$493	$58	$(175)	$2,526

Income (loss) from continuing operations attributable to NIC, net of tax	$(303)	$114	$32	$19	$(215)	$(353)
Income tax expense	—	—	—	—	(22)	(22)

Segment profit (loss)	$(303)	$114	$32	$19	$(193)	$(331)

Depreciation and amortization	$114	$4	$9	$10	$5	$142
Interest expense	—	—	—	17	73	90
Equity in income (loss) of non-consolidated affiliates	3	2	(1)	—	—	4
Capital expenditures(B)	28	—	4	1	2	35

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Six Months Ended April 30, 2014
External sales and revenues, net	$2,957	$1,208	$712	$77	$—	$4,954
Intersegment sales and revenues	217	22	14	35	(288)	—

Total sales and revenues, net	$3,174	$1,230	$726	$112	$(288)	$4,954

Income (loss) from continuing operations attributable to NIC, net of tax	$(341)	$230	$(183)	$47	$(300)	$(547)
Income tax expense	—	—	—	—	(11)	(11)

Segment profit (loss)	$(341)	$230	$(183)	$47	$(289)	$(536)

Depreciation and amortization	$127	$8	$16	$21	$13	$185
Interest expense	—	—	—	34	122	156
Equity in income (loss) of non-consolidated affiliates	2	2	(1)	—	—	3
Capital expenditures(B)	38	5	4	1	2	50

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Six Months Ended April 30, 2013
External sales and revenues, net	$2,933	$1,290	$862	$78	$—	$5,163
Intersegment sales and revenues	247	32	37	39	(355)	—

Total sales and revenues, net	$3,180	$1,322	$899	$117	$(355)	$5,163

Income (loss) from continuing operations attributable to NIC, net of tax	$(404)	$231	$22	$41	$(357)	$(467)
Income tax expense	—	—	—	—	(37)	(37)

Segment profit (loss)	$(404)	$231	$22	$41	$(320)	$(430)

Depreciation and amortization	$185	$8	$18	$19	$12	$242
Interest expense	—	—	—	35	129	164
Equity in income (loss) of non-consolidated affiliates	5	3	(5)	—	—	3
Capital expenditures(B)	93	1	7	1	5	107

(in millions)	North America Truck	North America Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
April 30, 2014	$2,306	$671	$878	$2,494	$1,378	$7,727
October 31, 2013	2,250	716	1,162	2,355	1,832	8,315

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $42 million and $82 million for the three and six months ended April 30, 2014, respectively and $46 million and $93 million for the three and six months ended April 30, 2013, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information as to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consists of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

(in millions)	Three Months Ended April 30, 2014
Loss from continuing operations attributable to NIC, net of tax	(298)
Plus:
Depreciation and amortization expense	99
Manufacturing interest expense(A)	57
Less:
Income tax benefit (expense)	(23)

EBITDA	$(119)

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

Three Months Ended April 30,
(in millions)	2014
Interest expense	$74
Less: Financial services interest expense	17

Manufacturing interest expense	$57

Adjusted EBITDA reconciliation:

(in millions)	Three Months Ended April 30, 2014
EBITDA (reconciled above)	$(119)
Less significant items of:
Asset impairments charges(A)	151
Adjustments to pre-existing warranties(B)	42
Restructuring charges(C)	8

201

Adjusted EBITDA	$82

(A)	In the second quarter of 2014, the Global Operations segment recognized a non-cash charge of $149 million for the impairment of certain intangible assets of our Brazilian engine reporting unit. Due to the economic downturn in Brazil causing declines in actual and forecasted results, we tested the goodwill of our Brazilian engine reporting unit and trademark for potential impairment. As a result, we determined that the entire $142 million balance of goodwill and $7 million of trademark were impaired.
(B)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available. The charges impacted the North America Truck segment.
(C)	In the second quarter of 2014, the Company incurred restructuring charges of $8 million related to cost reduction actions that included a reduction-in-force in the U.S.

The above items did not have a material impact on taxes due to the valuation allowances on our U.S. deferred tax assets, which was established in the fourth quarter of 2012.

Manufacturing segment cash and cash equivalents and marketable securities reconciliation:

	As of April 30, 2014
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$563	$31	$594
Marketable securities	497	37	534

Total Cash and cash equivalents and Marketable securities	$1,060	$68	$1,128

# # #